Exhibit 99.1

Company Contact:               Manny Marrero

Chief Financial Officer

(310) 460-0050

FOR IMMEDIATE RELEASE

Investor Relations:              Chad A. Jacobs

Integrated Corporate Relations

(203) 222-9013

MOSSIMO, INC. REPORTS THIRD QUARTER FISCAL 2003 RESULTS

Santa Monica, California, November 6, 2003—Mossimo, Inc. (NASDAQ: MOSS) today announced financial results for the third quarter ended September 30, 2003.

Mossimo, Inc. reported third quarter 2003 revenue of $4.2 million compared to $4.3 million for the same period last year. The Company also reported second quarter 2003 net earnings of $630,000, compared to $1.6 million for the same period last year, and diluted earnings per share were $0.04 compared to $0.10 for the same period last year. Pre-tax net earnings were $1.1 million, or $0.07 per diluted share in the third quarter of 2003, compared to pre-tax net earnings of $1.4 million, or $0.09 per diluted share in the third quarter of 2002.

Revenues for the nine months ended September 30, 2003 were $16.9 million compared to $17.3 million in the same period last year. Included in the 2002 revenue was non-recurring revenue of $1.5 million, which had been previously deferred by the Company pending the results of a royalty audit that was completed last year. Excluding the non-recurring revenue, the Company reported a 7% increase in revenue for the first nine months of 2003 compared to 2002.  The Company reported net earnings for the nine months ended September 30, 2003 of $3.9 million, or $0.25 per diluted share, compared to net earnings of $8.3 million, or $0.53 per diluted share for the nine months ended September 30, 2002. The non-recurring revenue also increased the nine months net earnings by $600,000, or $0.04 per diluted share in 2002. Recurring pre-tax net earnings were $6.5 million, or $0.41 per diluted share in the first nine-months of 2003 compared to recurring pre-tax net earnings of $7.5 million, or $0.48 per diluted share in the first nine-months of 2002. Recurring pre-tax net earnings in 2002 is calculated by subtracting the $600,000 effect of non-recurring revenue from earnings before income taxes of $8.1 million as reported under generally accepted accounting principles.

The Company is now reporting income tax expense for book purposes after having recorded a deferred tax asset as of December 31, 2002 to recognize the income tax benefit of previous net operating losses. In accordance with FAS – 109, the income tax expense for book purposes is based on the expected blended effective rate for federal and state taxes of approximately 40%. While this income tax expense reduces net earnings, it is important to note that no cash taxes are expected to be paid, other than alternative minimum tax (AMT) and certain local and state taxes until the tax credits have been fully utilized.

Mossimo Giannulli, Chairman and Chief Executive Officer of Mossimo, Inc. commented, "Our third quarter results were in line with expectations, despite a challenging retail environment.  We remain focused on enhancing our design and merchandising initiatives and we are optimistic about our prospects for the future."

Mr. Giannulli, concluded, “We continue to execute on a variety of strategies to enhance the value and appeal of our brand and improve our operating platform for the future. The results of these programs are encouraging, however, we believe we have the opportunity to make further progress and we are dedicated to fully capitalizing on our unique position in the marketplace.”

In March 2000, the Company entered into a major, multi-product trademark license and design services agreement with Target Corporation (NYSE: TGT).  As a result of the Target Agreement, the Company now operates as a licensor and a design studio, and no longer manufactures, sources or directly markets its products. Accordingly, the Company’s revenue base in 2003 and 2002 is comprised of license royalties and design service fees, rather than net sales of apparel products and accessories as in prior years.

Founded in 1987, Mossimo, Inc. is a designer and licensor of men’s, women’s, boy’s and girl’s apparel, footwear, and other fashion accessories such as jewelry, watches, handbags, belts and hair care products.

The matters discussed in this news release with respect to operations and future results, and the benefits thereof, are forward looking statements that involve risks and uncertainties, including the demand for the Company’s products in Target and Hudson’s Bay Company stores which have not traditionally sold the Company’s products, changes in consumer demands and preferences, shifting trends in the overall retail and apparel market, competition from other lines, changes in consumer spending patterns and general economic conditions, and uncertainties generally associated with product introductions and apparel retailing.  Forward looking statements are not guarantees and involve known and unknown risks and uncertainties, any of which could cause actual results to vary materially from anticipated results. Operating results for this quarter are not necessarily indicative of results that may be expected in future quarters or the entire year.  More information on risk factors, which could affect the Company’s financial results, is included in the Company’s Forms 10-K and 10-Q, filed with the S.E.C.

(Tables to Follow)

MOSSIMO, INC.

CONDENSED STATEMENTS OF EARNINGS

(In thousands, except per share data)

Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Revenue from license royalties and design service fees	$4,176	$4,287	$16,902	$17,281

Operating expenses:
Selling, general and administrative	3,144	2,797	10,444	8,890

Operating earnings	1,032	1,490	6,458	8,391

Other (income) expense:
Other income, net	—	—	—	(24)
Interest (income) expense, net	(18)	70	4	299

Earnings before income taxes	1,050	1,420	6,454	8,116

Income taxes expense (benefit)	420	(195)	2,580	(195)

Net earnings	$630	$1,615	$3,874	$8,311

Earnings per common share:
Basic	$0.04	$0.10	$0.25	$0.54

Diluted	$0.04	$0.10	$0.25	$0.53

Weighted average common shares outstanding:

Basic	15,500	15,450	15,495	15,403

Diluted	15,782	15,666	15,734	15,619

MOSSIMO, INC.

CONDENSED BALANCE SHEETS

(In thousands, except share data)

Unaudited

	September 30, 2003	December 31, 2002

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$8,767	$7,786
Restricted cash	4,585	—
Accounts receivable	2,068	1,926
Deferred income taxes	3,000	3,000
Prepaid expenses and other current assets	748	124
Total current assets	19,168	12,836

PROPERTY AND EQUIPMENT, net	510	608
DEFERRED INCOME TAXES	4,420	7,000
OTHER ASSETS	244	92
	$24,342	$20,536

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Loan payable	$—	$1,066
Accounts payable	557	741
Accrued liabilities	930	1,332
Accrued commissions	4,896	2,661
Accrued bonuses	553	1,065
Total current liabilities	6,936	6,865

LONG-TERM ACCOUNTS PAYABLE, net of current portion	—	191

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $.001; authorized shares 3,000,000; no shares issued or outstanding	—	—
Common stock, par value $.001; authorized shares 30,000,000; issued and outstanding 15,503,442 – September 30, 2003 and 15,488,042 – December 31, 2002	15	15
Additional paid-in capital	38,849	38,797
Accumulated deficit	(21,458)	(25,332)
Net stockholders’ equity	17,406	13,480
	$24,342	$20,536